                                                            Exhibit (a)(5)(viii)

                                                        Silver Triangle Building
                                         25505 West Twelve Mile Road, Suite 3000
                                                       Southfield, MI 48034-8339
                                                                  (248) 353-2700
                                                        www.creditacceptance.com

                                  NEWS RELEASE

FOR IMMEDIATE RELEASE

                                                            Date: March 10, 2006

                                             Investor Relations: Douglas W. Busk
                                                                       Treasurer
                                                        (248) 353-2700 Ext. 4432
                                                         IR@creditacceptance.com

                                                        Pink Sheets Symbol: CACC

 CREDIT ACCEPTANCE ANNOUNCES OPERATING RESULTS FOR THE FIRST TWO MONTHS OF 2006


Southfield, Michigan - March 10, 2006 - Credit Acceptance Corporation (Pink
Sheets: CACC) (the "Company") announced certain operating results for the first two months of 2006. The operational data set forth in this press release is for informational purposes to be used by investors in making decisions about whether to tender shares in the Company's previously announced modified Dutch auction tender offer. Results for the two months ended February 28, 2006 compared to the same two months in 2005 include the following:

      - Consumer Loan unit volume increased 12.0%.

      - The number of active dealer-partners increased 33.8%.

      - Consumer Loan unit volume per active dealer-partner decreased 16.2%.

Dealer-Partner Enrollments and Volume

The number of active dealer-partners is a function of new dealer-partner enrollments and attrition. Active dealer-partners are dealer-partners who submit at least one loan during the period. The following table summarizes active dealer-partners and corresponding unit volume for the two months ended February 28, 2006:

                                             Two Months Ended February 28, 2006            Two Months Ended February 28, 2005
                                                                Unit                                         Unit
                                            Dealer-Partners    Volume    Average         Dealer-Partners    Volume       Average
Production from two months ended
December 31 of the prior year                    1,256         11,963      9.5                 978         10,611        10.8

Attrition (1)                                    (131)         (326)       2.5                (74)         (142)          1.9

Volume change from dealer-partners
active in both periods                            n/a          6,412       n/a                 n/a         5,922          n/a
                                                 ------------------------------               -------------------------------
Current period volume from
dealer-partners active both periods              1,125         18,049      16.0                904         16,391        18.1

New dealer-partners (2)                           150          1,004       6.7                 87           723           8.3

Restarts (3)                                      114           381        3.3                 47           232           4.9
                                                 ------------------------------               -------------------------------
Current period production                        1,389         19,434      14.0               1,038        17,346        16.7




      (1) Dealer-partner attrition is measured according to the following formula: dealer-partners active during the prior period who become inactive in the current period.

      (2) Excludes new dealer-partners that have enrolled in the Company's program, but have not submitted at least one loan during the period.

      (3) Restarts are previously active dealer-partners that were inactive during the prior period who became active during the current period.


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Loan Portfolio Performance

The following table compares the Company's forecast of Consumer Loan collection rates for loans accepted by year in the United States as of February 28, 2006 with the forecast as of December 31, 2005:

Loan Origination Year        February 28, 2006         December 31, 2005
                          Forecasted Collection %   Forecasted Collection %     Variance
1995                               54.9%                     54.9%                0.0%
1996                               55.0%                     55.0%                0.0%
1997                               58.3%                     58.3%                0.0%
1998                               67.6%                     67.7%               (0.1%)
1999                               72.7%                     72.7%                0.0%
2000                               73.2%                     73.2%                0.0%
2001                               67.4%                     67.2%                0.2%
2002                               70.4%                     70.3%                0.1%
2003                               74.3%                     74.0%                0.3%
2004                               73.4%                     72.9%                0.5%
2005                               74.9%                     73.6%                1.3%


During the two months ended February 28, 2006, collection rates were generally consistent with the Company's expectations.

Cautionary Statement Regarding Forward Looking Information

Certain statements in this release that are not historical facts, such as those using terms like "believes," "expects," "anticipates," "assumes," "forecasts," "estimates" and those regarding the Company's future results, plans and objectives, are "forward-looking statements" within the meaning of the federal securities laws. These forward-looking statements represent the Company's outlook only as of the date of this release. While the Company believes that its forward-looking statements are reasonable, actual results could differ materially since the statements are based on current expectations, which are subject to risks and uncertainties. Factors that might cause such a difference include the following:

      - the Company's potential inability to accurately forecast and estimate the amount and timing of future collections,

      - increased competition from traditional financing sources and from non-traditional lenders,

      -     the unavailability of funding at competitive rates of interest,

      - the Company's potential inability to continue to obtain third party financing on favorable terms,

      - the Company's potential inability to generate sufficient cash flow to service its debt and fund its future operations,

      -     adverse changes in applicable laws and regulations,

      -     adverse changes in economic conditions,

      - adverse changes in the automobile or finance industries or in the non-prime consumer finance market,

      - the Company's potential inability to maintain or increase the volume of automobile loans,

      - an increase in the amount or severity of litigation against the Company,

      - the loss of key management personnel or the inability to hire qualified personnel,

      - the effect of natural disasters, terrorist attacks and other potential disasters or attacks; and

      - various other factors discussed in the Company's reports filed with the Securities and Exchange Commission.

Other factors not currently anticipated by management may also materially and adversely affect the Company's results of operations. The Company does not undertake, and expressly disclaims any obligation, to update or alter its statements whether as a result of new information, future events or otherwise, except as required by applicable law.

Description of Credit Acceptance Corporation

Since 1972, Credit Acceptance has provided auto loans to consumers, regardless of their credit history. Our product is offered through a nationwide network of automobile dealers who benefit from sales of vehicles to consumers who otherwise could not obtain financing; from repeat and referral sales generated by these same customers; and from sales to customers responding to advertisements for our product, but who actually end up qualifying for traditional financing.

Without our product, consumers may be unable to purchase a vehicle or they may purchase an unreliable one, or they may not have the opportunity to improve their credit standing. As we report to the three national credit reporting agencies, a significant number of our customers improve their lives by improving their credit score and move on to more traditional sources of financing. Credit Acceptance is publicly traded on the Pink Sheets under the symbol CACC. For more information, visit www.creditacceptance.com.


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